Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Parfitt

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

INTEGRAL SYSTEMS PURCHASES LUMISTAR, LLC

Lanham, Md., October 6, 2005 — Integral Systems, Inc. (NASDAQ-ISYS) announced today that it has acquired Lumistar LLC, a Carlsbad, California provider of system level and board level telemetry acquisition products. Lumistar will retain its name and business focus and will operate as a wholly-owned subsidiary of Integral, reporting in to Integral’s RT Logic subsidiary, as part of the Company’s Space Communication Systems segment.

“Lumistar’s products and presence in the flight test and range marketplace are an excellent complement to RT Logic’s space focus,” commented Mr. Peter Gaffney, Integral’s Executive Vice President and Chief Operating Officer. “The Lumistar transaction not only fills an important technology niche for the Company, but it is expected to be quite accretive to the Company’s operating results starting right now in our first quarter of fiscal year 2006,” added Gaffney.

“We see many technical synergies between the Lumistar and RT Logic products that we hope to capitalize upon over time,” stated Mr. John Reeser, Lumistar’s Chief Executive Officer. “We believe that Lumistar will be able to continue its impressive record of growth and profitability in conjunction with the infrastructure and capital now available through our new parent company. We are pleased to be part of the Integral family and look forward to intelligently and effectively integrating our capabilities,” remarked Reeser.

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial Off The Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents.

The Company’s subsidiary, SAT Corporation, provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc. subsidiary, the Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. Integral Systems has approximately 425 employees working at Company headquarters in Lanham, Maryland, and at other locations in both the U.S. and Europe.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to financial projections, all of which are based on the Company’s current expectations. There is no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements appearing in this news release are subject to risks and uncertainties that may cause actual results to differ materially from such statements, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.